UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) November 2, 2006
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200
N/A (Former name or former address if changed since last report.)

Section 8 - Other Events

Item 8.01 - Other Events

On November 2, 2006 the A.T. Cross Company issued the following press release:
CONTACTS:	Tina Benik Vice President, Legal and Human Resources 401-333-1200
Investor Relations: Financial Dynamics Melissa Myron/Caren Barbara 212-850-5600

A.T. CROSS PROMOTES CHARLES S. MELLEN TO

SENIOR VICE PRESIDENT, GLOBAL MARKETING AND SALES

Lincoln, RI - November 2, 2006 - A.T. Cross Company (AMEX: ATX) today announced that Charles (Chad) S. Mellen has been promoted to Senior Vice President, Global Marketing and Sales.

In addition to his global marketing responsibilities, Mellen will now lead the Company's worldwide sales effort which includes managing the Company's International sales subsidiaries, its Americas sales organization, and its International distributors and direct sales organizations. He will continue to report to David G. Whalen, President and CEO. Mellen joined the Company in January 2005 as Vice President, Global Marketing. In that capacity, he led the Company's development of new QWI products; its recent extension into new categories; the launch of its direct-to-consumer channel; and the Cross re-branding initiative.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "Promoting Chad to this newly created senior position reflects our strong commitment to building the Cross brand and broadening our market position. Chad, in his previous role has contributed a great deal to our efforts in these areas and we look forward to continued success as we strive to maximize our market share in new and existing categories and deliver profitable revenue growth to our shareholders."

Mellen has over 20 years of experience in leading marketing, product development and consumer-based programs for internationally-recognized, high-growth branded companies. Before joining A.T. Cross, he was Vice President of Marketing for Tumi, Inc., where he was responsible for the global positioning, strategy and communications programs for this international luxury brand, as well as new business development. Prior to Tumi, Mellen was the Director of Business Development and Director for Men's Products and Footwear for Coach, Inc.

About A.T. Cross Company

Since 1846, the A.T. Cross Company has crafted award-winning writing instruments appreciated by consumers across the globe for their quality and innovation. Today, A.T. Cross compliments its writing instrument heritage with a broad range of premium personal accessories including timepieces, leather goods, reading glasses and Costa Del Mar sunglasses. These products are sold worldwide, in upscale department and specialty stores as well as in shop-in-shops in many major international cities. For more information, please call A.T. Cross consumer relations at 1-800-282-7677; visit the Costa Del Mar website at www.costadelmar.com; or the Cross website at www.cross.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
A. T. CROSS COMPANY (Registrant)
Date: November 2, 2006	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer